UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2026

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda				001-13908	98-0557567
(State or other jurisdiction of incorporation				(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Spring Street NW,	Suite 2500,	Atlanta,	GA		30309
(Address of principal executive offices)					(Zip Code)

(404) 892-0896
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.20 par value	IVZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On February 18, 2026, the board of directors of Invesco Ltd. (the “Company”) approved a share repurchase plan (the “2025 Share Repurchase Plan”) pursuant to which the Company may purchase up to an additional $1.0 billion in shares of the Company’s outstanding common stock, par value $0.20 per share (the “Common Stock”). The 2025 Share Repurchase Plan has no time limit or expiration date. The authorization under the 2025 Share Repurchase Plan is in addition to the Company’s existing share repurchase plan announced in July 2016 (the “2016 Share Repurchase Plan” and together with the 2025 Share Repurchase Plan, the “Share Repurchase Plans”). As of February 19, 2026, there remains approximately $213.4 million authorized under the 2016 Share Repurchase Plan.

Under the Share Repurchase Plans, the Company may purchase Common Stock through open-market transactions, block or privately negotiated transactions, including through Rule 10b5-1 trading plans or through the use of other techniques. The timing and number of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The Share Repurchase Plans do not obligate the Company to repurchase any of its Common Stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ L. Allison Dukes
L. Allison Dukes
Senior Managing Director and Chief Financial Officer
Date: February 23, 2026